SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by Registrant        [ x ]

Filed by a Party other than the Registrant  [   ]

Check the appropriate box:

[   ]  Preliminary Proxy Statement

[   ]  Confidential, for Use of the Commission Only (as permitted by Rule
       14a-6(e)(2))

[ x ]  Definitive Proxy Statement

[   ]  Definitive Additional Materials

[   ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                           PAR Technology Corporation
______________________________________________________________________________
                (Name of Registrant as Specified In Its Charter)

______________________________________________________________________________
      (Name of Person(s) Filing Proxy Statement if other than Registrant)


Payment of Filing Fee (Check the appropriate box):

[ x ]  No fee required.

[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       1)Title of each class of securities to which transaction applies:
         _____________________.

       2)Aggregate number of securities to which transaction applies:
         ____________________.

       3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         _______________________________________________________.

       4)Proposed maximum aggregate value of transaction:
         __________________________.

       5)Total fee paid:
         ______________________________________________________.

[   ]  Fee paid previously with preliminary materials.

[   ]  Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)Amount Previously Paid:  _________.

       2)Form, Schedule or Registration Statement No.:  _________.

       3)Filing Party:   _________.

       4)Date Filed:  __________.

Dr. John W. Sammon, Jr.                             PAR Technology Corporation
Chairman, President & Chief Executive Officer       8383 Seneca Turnpike
                                                    New Hartford, NY  13413




[GRAPHIC OMITTED]




April 30, 2003



Dear Shareholders:

It is my pleasure to invite you to PAR Technology Corporation's 2003 Annual Meeting of Shareholders. We will hold the meeting on Thursday, May 22, 2003 at 10:00 a.m. at the Wyndham Boston Hotel, 89 Broad Street, Boston, Massachusetts 02110. During the Annual Meeting, we will discuss each item of business described in the Notice of Annual Meeting and Proxy Statement and give a report on the Company's business operations. There will also be time for questions.

This booklet includes the Notice of Annual Meeting and Proxy Statement. The Proxy Statement provides information about PAR in addition to describing the business we will conduct at the meeting.

We hope you will be able to attend the Annual Meeting. Whether or not you expect to attend, please vote your shares by signing, dating and returning the proxy card in the prepaid envelope; or vote in person at the meeting.

Sincerely,



/s/John W. Sammon, Jr.

[GRAPHIC OMITTED]

PAR Technology Corporation
8383 Seneca Turnpike, New Hartford, NY  13413-4991






                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD ON THURSDAY, MAY 22, 2003

Dear PAR Technology Shareholder:

The Annual Meeting of Shareholders of PAR Technology Corporation, a Delaware corporation (the "Company") is scheduled to be held at the Wyndham Boston Hotel, 89 Broad Street, Boston, Massachusetts 02110 (see map on reverse of this page) on, Thursday, May 22, 2003, at 10:00 AM, local time, for the following purposes:

     1. To elect two Directors of the Company for a term of office to expire at the third succeeding Annual Meeting of Shareholders; and

     2. To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

Only holders of record of the Company's common stock at the close of business on April 4, 2003 will be entitled to notice of and to vote at the Meeting.

Every shareholder's vote is important. Whether or not you plan to attend the Meeting, we request you complete, sign, date and return the enclosed proxy card promptly in the enclosed postage prepaid envelope so your shares will be represented. Any person giving a proxy has the power to revoke it at any time before it is exercised and shareholders of record who are present at the Meeting may withdraw their proxies and vote in person.

If you are unable to attend the meeting, you will be able to access the meeting on the Internet. The Company will broadcast the meeting as a webcast through PAR's website at www.partech.com and through CCBN's website at www.companyboardroom.com. The webcast will remain available for replay one week following the meeting. Visit PAR's website at www.partech.com and click on the Investor Relations section for details.


                                             BY ORDER OF THE BOARD OF DIRECTORS



                                             /s/Gregory T. Cortese
                                             Secretary

New Hartford, New York
April 30, 2003




PLEASE COMPLETE, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES

                        Directions to the Wyndham Boston
                                 89 Broad Street
                           Boston, Massachusetts 02110
                      Phone: 617-556-0006 Fax: 617-556-0053

From Logan International Airport

Follow the signs to Boston via the Sumner Tunnel (toll $2.00) At end of Tunnel follow signs onto I-93 South Take High Street / Congress Street exit #23 Bear right on exit #23 off-ramp following the sign that says "High Street" onto Oliver Street Proceed 3 blocks to Milk Street Turn right onto Milk Street and follow 2 blocks to Broad Street Turn right onto Broad Street The Wyndham Boston will be on your right

From Points North via I-93 South

Follow I-93 South into Boston Take High Street/Congress St. exit #23 Bear right on exit #23 off-ramp onto Oliver Street Proceed 3 blocks to Milk Street Turn right onto Milk Street and follow 2 blocks to Broad Street Turn Right onto Broad Street The Wyndham Boston will be on your right

From Points South via I-93 North

Follow I-93 North and take the Government Center exit #23 Bear left off the exit and turn left onto North Street Follow North Street to the end and turn left onto Congress Street At the fourth set of traffic lights turn left onto Milk Street Follow Milk Street four blocks and turn right onto Broad Street The Wyndham Boston will be on your right

From Points West via I-90 East (Massachusetts Turnpike)

Follow I-90 (Mass Pike) East to exit #24B and merge onto I-93 North Follow I-93 North and take the Government Center exit #23 Bear left off the exit and turn left onto North Street Follow North Street to the end and turn left onto Congress Street At the fourth set of traffic lights turn left onto Milk Street Follow Milk Street four blocks and turn right onto Broad Street The Wyndham Boston will be on your right

[GRAPHIC OMITTED]

PAR Technology Corporation
8383 Seneca Turnpike, New Hartford, NY  13413-4991



April 30, 2003

                                 PROXY STATEMENT

                         Annual Meeting of Shareholders
                             Thursday, May 22, 2003


The enclosed proxy is solicited by the Board of Directors of PAR Technology Corporation, a Delaware corporation (the "Company") for use at the Annual Meeting of Shareholders (the "Meeting") to be held at 10:00 AM, local time, on May 22, 2003, at the Wyndham Boston Hotel, 89 Broad Street, Boston, Massachusetts 02110, and at any postponement or adjournment thereof.

Please complete, sign, date and return the enclosed proxy. When proxies in the form enclosed are returned properly executed, the shares represented thereby will be voted in accordance with the directions of the shareholder. When no direction has been given by the shareholder, the proxy will be voted FOR the election of the Directors named below for 2003. The proxy solicited hereby may be revoked at any time prior to its exercise by executing and returning to the address set forth above a proxy bearing a later date, by giving written notice of revocation to the Secretary of the Company at the address set forth above, or by attending the Meeting and voting in person.

The cost of preparing and mailing this Notice and Proxy Statement and the enclosed proxy will be borne by the Company. In addition to the use of the mails, some of the officers, Directors and regular employees of the Company, without additional remuneration, may solicit proxies in person, by telephone or other electronic means and may solicit brokers and other persons holding shares beneficially owned by others to procure from the beneficial owners consents to the execution of proxies. The Company will reimburse such brokers and other persons their reasonable fees and expenses for sending solicitation material to principals and obtaining their instructions.

The Company's Annual Report to its shareholders for the year ended December 31, 2002, including audited financial statements, accompanies this Proxy Statement. That report is not incorporated in this Proxy Statement by reference. The approximate date on which this Proxy Statement and the accompanying form of proxy are first being sent or given to security holders is April 30, 2003.

              Record Date, Outstanding Common Stock, Voting Rights

Only shareholders of record at the close of business on April 4, 2003, will be entitled to notice of and to vote at the Meeting or any postponements or adjournments thereof. As of that date, there were 8,400,750 shares of the Company's common stock, par value $0.02 per share (the "Common Stock") outstanding and entitled to vote. The holders of shares representing 4,200,376 votes, represented in person or by proxy, shall constitute a quorum to conduct business.

Each share of Common Stock entitles the holder thereof to one vote on all matters to come before the Meeting including the election of the Directors. Shareholders may vote in person or by proxy. Execution of a proxy will not in any way affect a shareholder's right to attend the Meeting and vote in person.

A shareholder may, with respect to the election of the Directors: (i) vote for the nominees named herein, or (ii) withhold authority to vote for either or both of such nominees. The election of the Directors requires a plurality of the votes cast. Accordingly, withholding authority to vote for a Director nominee will not prevent him from being elected.

A proxy may indicate that all or a portion of the shares represented by such proxy are not being voted with respect to a particular matter. This could occur, for example, when a broker or bank is not permitted to vote stock held in street name on certain matters in the absence of instructions from the beneficial owner of the stock. These "non-voted shares" will be considered shares not present and entitled to vote on such matters, although such shares may be considered present and entitled to vote for other purposes and will count for purposes of determining the presence of a quorum. Non-voted shares will not affect the determination of the outcome of the vote on any proposal to be decided at the meeting.

Proposal:  Election of Directors

Under the Company's Certificate of Incorporation, the members of the Board are divided into three classes with approximately one-third of the Directors standing for election at each Annual Meeting of Shareholders. The Directors are elected for a three-year term of office, and will hold office until their respective successors have been duly elected and qualified or until their earlier resignation or removal. The class of Directors which was elected to hold office until the 2003 Annual Meeting of Shareholders consists of two Directors. Therefore, at this meeting, two Directors will be elected for a three-year term expiring at the Annual Meeting held in 2006. Unless a contrary direction is indicated, shares represented by valid proxies and not so marked as to withhold authority to vote for the nominees will be voted FOR the election of the nominees named below. The nominees for Director named below are currently members of the Board.

The Board of Directors has no reason to believe that the nominees will be unable or unwilling to serve if elected. In the event that either of the nominees named below shall become unable or unwilling to accept nomination or election as a Director, it is intended that such shares will be voted, by the persons named in the enclosed proxy, for the election of a substitute nominee selected by the Board, unless the Board should determine to reduce the number of Directors pursuant to the By-Laws of the Company.

The names of the nominees and each of the Directors, their ages as of April 30, 2003, the year each first became a Director, their principal occupations during at least the past five years, other directorships held by each as of the date hereof and certain other biographical information are as set forth below by class, in order of the next class to stand for election.

                 NomineeS for Election to the Board of Directors

            Term Expiring at the 2006 Annual Meeting of Shareholders
            --------------------------------------------------------


MR. SANGWOO AHN                                   Partner
                                                  Morgan Lewis Githens & Ahn, LP
                                                  Investment Bankers

Mr. Ahn, age 64, is one of the founders of the investment banking firm Morgan Lewis Githens & Ahn, LP. He has held the above position since 1982. Mr. Ahn is Chairman of the Board of Directors of Quaker Fabric Corporation. He is also a member of the Board of Directors of Kaneb Services, LLC., Kaneb Pipeline Partners, LP and Xanser Corp. Mr. Ahn has been a Director of the Company since March 1986.

MR. J. WHITNEY HANEY                              Director

Mr. Haney, age 68, is a former President of the Company's subsidiary, ParTech, Inc., serving in that capacity from 1988 to 1997. Mr. Haney retired as an employee of ParTech, Inc. in January, 1998. Mr. Haney has been a Director of the Company since April 1988.


             Members of the Board of Directors Continuing in Office

            Term Expiring at the 2004 Annual Meeting of Shareholders
            --------------------------------------------------------

DR. JOHN W. SAMMON, JR.                           Chairman of the Board,
                                                  CEO and President

Dr. Sammon, age 64, is the founder of the Company and has been the CEO, President and a Director since its incorporation in 1968. He was elected Chairman of the Board in 1983. Dr. Sammon is also a former President of the Company's subsidiary, ParTech, Inc. serving in that capacity from 1978 to 1987 and again from December 1997 through June 2000 and also currently holds various positions with other subsidiaries of the Company.


MR. CHARLES A. CONSTANTINO                        Executive Vice President

Mr. Constantino, age 63, has been a Director of the Company since 1970 and has been Executive Vice President since 1974. Mr. Constantino is also a member of the Board of Directors of Veramark Technologies, Inc. and holds various positions with other subsidiaries of the Company.


            Term Expiring at the 2005 Annual Meeting of Shareholders
            --------------------------------------------------------

MR. JAMES A. SIMMS                                Managing Director
                                                  Adams, Harkness & Hill, Inc.
                                                  Investment Bankers

Mr. Simms, age 43, has been a Managing Director of the investment bank Adams, Harkness & Hill, Inc. since 1997. Mr. Simms has been a Director of the Company since October 2001.

                        EXECUTIVE OFFICERS OF THE COMPANY

In addition to the employee Directors named above, the Executive Officers of the Company and their respective ages, positions and principal occupations for the last five years are as follows:

                                                          Principal Occupations
      Name             Age      Position                  for the Last 5 Years
      ----             ---      --------                  --------------------

Ronald J. Casciano     49  Vice President, C.F.O.        CPA; promoted to Vice
                           and Treasurer                 President, C.F.O., and
                                                         Treasurer in June, 1995

Gregory T. Cortese     53  President ParTech, Inc.       Appointed President,
                           General Counsel and           ParTech, Inc. in June
                           Secretary of PAR              2000.  Previously, held
                           Technology Corporation        the position of
                                                         Vice President, Law and
                                                         Strategic Development
                                                         since 1998.

Albert Lane, Jr.       61  President, PAR Government     Appointed President of
                           Systems Corporation and       PAR Government Systems
                           Rome Research Corporation     Corporation in 1997.
                                                         Research Corporation in
                                                         1988.

                        Board of Directors and Committees

The business of the Company is under the general direction of the Board as provided by the By-Laws of the Company and the laws of the State of Delaware, the state of incorporation. The Board met six times during the fiscal year ending December 31, 2002. All members of the Board attended more than 75% of the total number of meetings of the Board and Board committees on which they served. The Board has four standing committees: Executive, Audit, Compensation and Stock Option.

The Executive Committee. The Executive Committee is composed of three Directors:
Dr. Sammon (Chairman), Mr. Constantino and Mr. Ahn. The Executive Committee met one time in 2002. The Executive Committee meets when required on short notice during intervals between meetings of the Board and has authority to exercise all of the powers of the Board in the management and direction of the business and affairs of the Corporation in all cases in which specific directions shall not have been given by the Board and subject to the limitations of the General Corporation Law of the State of Delaware or the Company's Certificate of Incorporation or By-Laws.

The Audit Committee. The Audit Committee consists of three Directors: Mr. Ahn (Chairman), Mr. Haney and Mr. Simms. The Audit Committee met six times in 2002. The functions of the Audit Committee are included in the Report of the Audit Committee set forth below. The members of the Audit Committee are "independent" as this term is defined by the New York Stock Exchange in its listing standards.

The  Compensation  Committee.  The  Compensation  Committee is composed of three
Directors: Mr. Ahn (Chairman), Dr. Sammon and Mr. Constantino. The Compensation Committee met one time in 2002. The Committee, which meets as required, reviews and establishes the compensation of the executive officers and other principal officers of the Company and its subsidiaries. The salaries and other compensation of any executive officers who are members of the Compensation Committee are subject to approval by the Board. The Committee also reviews and recommends to the Board compensation for outside Directors for service on the Board and committees of the Board, makes recommendations to the Stock Option Committee for stock option awards and recommends to the Board changes in the
Company's incentive plans. The Report of the Compensation Committee set forth below describes the responsibilities of this committee, and discloses the basis for the compensation of the Chief Executive Officer, including the factors and criteria upon which that compensation was based; compensation policies applicable to the Company's executive officers; and the specific relationship of corporate performance to executive compensation for 2002.

Stock Option Committee. The Stock Option Committee is composed of two Directors:
Dr. Sammon (Chairman) and Mr. Constantino, both of whom are "disinterested persons" in compliance with the Company's 1995 Stock Option Plan. The Stock Option Committee met two times in 2002. The Committee, which meets as required, reviews recommendations of the Compensation Committee for stock option awards and otherwise serves as the administrative body for the Stock Option Plan.

                              Director Compensation

Directors who are employees of the Company are not separately compensated for serving on the Board. In 2002, non-employee Directors received annual retainers of $13,000 for membership on the Board and an attendance fee of $1,000 per day for attendance at Board meetings ($200 if attendance is via telephone) and any committee meetings held on the same day and $500 per day, prorated accordingly, for committee meetings held on days other than Board meeting days. All Directors are also reimbursed for all reasonable expenses incurred in attending meetings. In addition, for serving on the Board, each non-employee Director receives, at the time of initial election or re-election, a Nonqualified Stock Option to purchase 9,000 shares of the Company's Common Stock at the fair market value of the stock on the date of grant, vesting 3,000 shares per year over three years. From time to time, at the Board's discretion, non-employee Directors may be granted additional Nonqualified Stock Options under the then existing stock option plan(s).

In 2002, Director Haney received $15,000 in connection with a special project for the Board in connection with the assessment of operations and, subsequently, the winding up of the Company's subsidiary, Ausable Solutions, Inc.

                              CERTAIN TRANSACTIONS
                                AND RELATIONSHIPS

During 1999, the Company's subsidiary, Rome Research Corporation, granted loans to Mr. Charles A. Constantino, a Director and an Executive Officer of the Company, with annual interest at the prime rate adjusted quarterly. The purpose of these loans was to assist Mr. Constantino in the purchase of a home. During the Company's 1996 secondary offering, Mr. Constantino desired to sell a significant portion of his shares in the Company to generate liquid assets to be used for a personal purchase of property. The Company, however, believed that the sale of the quantity of shares Mr. Constantino desired to sell would have an adverse impact on the market price of the Company's stock, and therefore requested that Mr. Constantino not participate in the sale of shares during the secondary offering at the level he had proposed. Instead, the Company offered Mr. Constantino loans at a reasonable rate of interest so that Mr. Conastantino could go forward with his personal purchase. The home serves as collateral for this loan. During 2002, prior to the enactment of The Sarbanes-Oxley Act of 2002, Rome Research Corporation granted an additional loan in the amount of $250,000 at an interest rate of 4.75% to serve as a bridge loan in connection with a real estate transaction. Mr. Constantino repaid in full this bridge loan together with all accrued interest in November 2002. The largest aggregate amount outstanding (principal and interest) under all of these loans to Mr. Constantino throughout 2002 was $779,000. The principal and interest of these loans are due on demand from the Company. As of March 31, 2003, the total principal and interest outstanding on such loans was $516,000.

Prior to the enactment of The Sarbanes-Oxley Act of 2002, Rome Research Corporation granted Mr. Albert Lane, Jr., an Executive Officer of the Company, a loan in the amount of $220,000 at prime rate (adjusted quarterly) in order to assist him in the construction of a home. Mr. Lane's home serves as collateral for this loan which is repayable in installments with final payment due in February 2006. The largest aggregate amount outstanding (principal and interest) under this loan throughout 2002 was $224,800. As of March 31, 2003, the total principal and interest outstanding on this loan was $227,100 with all amounts in excess of the original principal being accrued interest.

John W. Sammon, III and Karen E. Sammon, members of the immediate family of Dr. John W. Sammon, Jr., the Company's Chairman of the Board and President, are principals in Sammon and Sammon, LLC, doing business as Paragon Racquet Club. Paragon Racquet Club currently leases a portion of the Company's facilities at New Hartford, New York at a monthly base rate of $9,775.

On December 3, 2002 the Company and Director J. Whitney Haney were parties to a stock purchase agreements for the private placement of Common Stock to E*Capital Corporation, Edward W. Wedbush, Gary S. Siperstein and Mynde S. Siperstein JT TEN, S. Harry Siperstein, TTEE of the S. Harry Siperstein Trust, dated 12/13/85, as amended, and Charles Tanner, in Contributory IRA. In this transaction, the Company sold 383,019 shares of the Common Stock from its Treasury holdings and Director J. Whitney Haney sold 125,000 shares of the Common Stock from his personal holdings. The selling price per share of the shares sold in this private placement was $5.30, with an aggregate price of $2,692,700. The details of the transaction are contained in the exhibits to the Form S-3 filed with the Securities Exchange Commission dated December 24, 2002.


                          REPORT OF THE AUDIT COMMITTEE

The Audit Committee consists of three independent members of the Board whose independence has been determined by the Board of Directors based upon the independence standards adopted by the Board which incorporate the independence requirements under applicable laws, rules and regulations and New York Stock Exchange listing standards. The responsibility of selecting the independent auditors for the Company's independent auditors lies with the Audit Committee. The Audit Committee reports and acts on behalf of the Board of Directors by providing oversight of the financial management, independent auditors and financial reporting process of the Company. The Audit Committee operates under a written charter adopted by the Board of Directors, which is required to be provided to shareholders every three years, unless amended earlier. The Company's management has the primary responsibility for the financial statements and the reporting process including the Company's system of internal controls. PricewaterhouseCoopers LLP was the independent accounting firm for the Company for fiscal year 2002. The independent auditors were responsible for auditing the Company's financial statements and expressing an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements in the Annual Report, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee has reviewed and discussed with the independent auditors their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61 (Communication with Audit Committee), as amended. In addition, the Audit Committee has received from PricewaterhouseCoopers LLP the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed the auditors' independence from management and the Company, including the matters in the written disclosures. The Audit Committee fully considered the non-audit services provided by the independent auditors and the fees and costs billed and expected to be billed by the independent auditors for those services (shown below). In addition, the Audit Committee discussed with the Company's management the procedures for selection of consultants and the related competitive bidding practices and considered whether those non-audit services provided by the independent auditors are compatible with maintaining auditor independence. In reliance on the reviews and discussions with the Company's management and the independent auditors referred to above, the Committee believes that PricewaterhouseCoopers LLP's provision of non-audit services is compatible with and did not impair the independence of PricewaterhouseCoopers LLP.

The Audit Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. These meetings were held with and without the presence of management. Access to the Audit Committee by internal and independent auditors is unrestricted.. PWC will be present at the Meeting to answer questions.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) the inclusion of the audited consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

Management has advised the Audit Committee that during the year ended December 31, 2002, the Company paid fees to PricewaterhouseCoopers LLP for services in the following categories:

Audit Fees:                                                          $   157,500
Financial Information Systems Design and Implementation Fees:        $         0
All Other Fees:                                                      $    55,600

The Company's Audit Committee has determined that the provision of the services provided by PricewaterhouseCoopers LLP, as set forth herein, are compatible with maintaining PricewaterhouseCoopers LLP's independence.

                                 Audit Committee

                                 Sangwoo Ahn, Chairman
                                 J. Whitney Haney
                                 James A. Simms


                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and Directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Such persons are required by regulations of the Securities and Exchange Commission to furnish the Company with copies of all such filings. Based solely on its review of the copies of such reports received by the Company and written representations from reporting persons, the Company believes that all ownership filing requirements were timely met during 2002 except that: Mr. Albert Lane, Jr., an Executive Officer, failed to file reports to reflect purchases of an aggregate of 28,000 shares of common stock between September 2000 and December 2000 and sales of an aggregate of 32,000 shares of common stock between April 2002 and December 2002 and gifts of an aggregate of 4,000 shares of common stock in October 2002. These transactions have subsequently been reported. Mr. James Simms, a Director, was late in filing a report to reflect a grant of 9,000 options to purchase the Company's Common Stock.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company's Common Stock as of March 31, 2003, by each Director, by each of the named Executive Officers and by all Directors and Executive Officers as a group. The table also sets forth information regarding the ownership of the Company's Common Stock by certain holders of 5% or more of the Company's Common Stock based on several Schedule 13G filings with the Securities and Exchange Commission.
                                                                         Percent
                                               Amount and Nature of     of Class
Name of Beneficial Owner or Group(F1)         Beneficial Ownership (2)     (13)
---------------------------------             ------------------------  --------

Dr. John W. Sammon, Jr............................    3,883,300 (3)       46.34%
Charles A. Constantino............................      389,728            4.65%
Gregory T. Cortese ...............................      265,790 (4)        3.07%
J. Whitney Haney..................................       39,755 (5)        0.47%
Sangwoo Ahn.......................................       67,500 (6)          *
Ronald J. Casciano................................       57,300 (7)          *
Albert Lane, Jr. .................................       65,673 (8)          *
James A. Simms....................................        3,000 (9)          *
All Directors and Executive Officers
as a Group (8 persons)............................    4,772,046           54.42%

Other Principal Beneficial Owners
   Dimensional Fund Advisors Inc.
   1299 Ocean Avenue, 11th Floor
   Santa Monica, CA  90401                              599,550 (10)       7.56%

   E*Capital Corporation
   1000 Wilshire Blvd.
   Los Angeles, CA  90017-2457                          536,719 (11)        6.4%

   Edward W. Wedbush
   P.O. Box 30014
   Los Angeles, CA 90030-0014                           536,719 (11)        6.4%

   Eliot Rose Asset Management, LLC
   10 Weybosset Street, Suite 401
   Providence, RI  02903                                418,100 (12)        5.3%
-----------------------------
*    Represents less than 1%

(1) Except as otherwise noted, the address for each beneficial owner listed above is c/o PAR Technology Corporation, 8383 Seneca Turnpike, New Hartford, NY 13413-4991.

(2) Except as otherwise noted, each individual has sole voting and investment power with respect to all shares.

(3) Does not include 254,570 shares beneficially owned by Dr. Sammon's wife, Deanna D. Sammon. Dr. Sammon disclaims beneficial ownership of such shares.

(4) Includes 265,250 shares which Mr. Cortese has or will have the right to acquire pursuant to the Company's stock option plans as of May 30, 2003.

(5) Includes 10,000 shares which Mr. Haney has or will have the right to acquire pursuant to the Company's stock option plans as of May 30, 2003.

(6) Includes 22,500 shares which Mr. Ahn has or will have the right to acquire pursuant to the Company's stock option plans as of May 30, 2003.

(7) Includes 54,900 shares which Mr. Casciano has or will have the right to acquire pursuant to the Company's stock option plans as of May 30, 2003.

(8) Includes 32,273 shares which Mr. Lane has or will have the right to acquire pursuant to the Company's stock option plans as of May 30, 2003.

(9) Includes 3,000 shares which Mr.Simms has or will have the right to acquire pursuant to the Company's stock option plans as of May 30, 2003.

(10) Information related to this shareholder was obtained from Schedule 13G filed with the Commission on February 3, 2003 by Dimensional Fund Advisors, Inc. ("Dimensional"), a registered investment advisor. Dimensional is deemed to have beneficial ownership of the shares all of which are owned by registered investment companies, commingled group trusts and separate accounts ("Funds") to which Dimensional furnishes investment advice or serves as investment manager. Dimensional disclaims beneficial ownership of all the shares owned by the Funds. Based on the Schedule 13G, Dimensional, in its role as investment advisor and investment manager, possesses voting and/or investment power as to all of the Company's shares owned by the
     Funds.  (11)  Information  related to this  shareholder  was obtained  from
     Schedule 13G filed with the Commission on February 13, 2003 by E*Capital Corporation ("E*Capital") and Edward W. Wedbush ("Mr. Wedbush"). E*Capital and Mr. Wedbush have reported their holdings as a group. E*Capital is the parent company of Wedbush Morgan Securities, Inc. Mr. Wedbush is the chairman of E*Capital and owns a majority of its outstanding shares, and, accordingly, may be deemed the beneficial owner of shares owned by E*Capital. Mr. Wedbush has expressly disclaimed beneficial ownership of the Company's shares held by E*Capital on the Schedule 13G. Based on the
     Schedule 13G, E*Capital has sole voting and dispositive power of 327,449 shares of the Company's common stock; shared voting power of 506,219 shares; and shared dispositive power of 536,719 shares. Mr. Wedbush reports sole voting and dispositive power of 164,770 shares of the Company's common stock; shared voting power of 506,219 shares; and shared dispositive power of 536,719 shares.

(12) Information related to this shareholder was obtained from Schedule 13G filed with the Commission on February 13, 2003 by Eliot Rose Asset Management, LLC ("Eliot Rose"), a registered investment advisor, and Gary
     S. Siperstein ("Mr. Siperstein") a principal of Eliot Rose. Both Eliot Rose and Mr. Siperstein report holding sole dispositive power of 418,100 shares of the Company's common stock. As reported in the Schedule 13G, Eliot Rose is deemed to have beneficial ownership of the shares pursuant to separate arrangements whereby it acts as investment advisor to certain persons (the "Clients"). Each person for whom Eliot Rose acts as investment advisor has the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of the common stock purchased or held pursuant to such arrangements. Gary S. Siperstein is deemed to be the beneficial owner of the shares pursuant to his ownership interest in Eliot Rose Asset Management, LLC.

(13) Percent of Class is calculated utilizing 8,380,500 which is the number of the Company's outstanding shares as of March 31, 2003 and the number of options held by the named beneficial owners, if any, which become exercisable within 60 days thereafter.

                             EXECUTIVE COMPENSATION

The following table sets forth information concerning compensation for each of the last three fiscal years awarded to, earned by, or paid to the Chief Executive Officer and the four other most highly compensated Executive Officers of the Company other than the Chief Executive Officer.


                           Summary Compensation Table

                                                                         Long Term
                                                                          Compen-
                                                                          sation
                                      --------------------------------------------------------
                                          Annual Compensation              Awards
                                      --------------------------------------------------------

                                                                         Securities
                                                                         Underlying   All Other
                                                                          Options/     Compen-
Name and                                                    Bonus         SAR's (#)    sation
Principal Position                   Year    Salary          (F1)            (F2)       (F3)
------------------                   ---------------------------------------------------------
Dr. John W. Sammon, Jr............   2002   $296,291      $       0 (F4)          0   $  2,220
Chairman of the Board ............   2001   $ 76,837 (F5) $  16,200 (F5)          0   $      0
and Chief Executive Officer ......   2000   $287,651      $       0               0   $  2,741

Charles A. Constantino ...........   2002   $242,416      $  43,600               0   $  3,320
Executive Vice President .........   2001   $238,703      $  66,806               0   $      0
and Director .....................   2000   $235,351      $       0               0   $  2,741

Gregory T. Cortese ...............   2002   $226,549      $  20,200               0   $  3,320
CEO & President, ParTech, Inc. ...   2001   $225,000      $  40,500               0   $      0
                                     2000   $216,476      $       0               0   $  2,741

Albert Lane, Jr ..................   2002   $210,219      $ 147,100               0   $  3,320
President, Rome Research .........   2001   $203,635      $ 143,200         100,000   $      0
Corporation and PAR Government ...   2000   $173,480      $  78,262               0   $  2,741
Systems Corporation

Ronald J. Casciano ...............   2002   $152,327      $  22,900               0   $  2,964
Vice President, C.F.O. & Treasurer   2001   $150,000      $  22,500          65,400   $      0
                                     2000   $144,736      $       0          15,000   $  2,563
__________________

(F1) Cash bonus awards earned in the respective fiscal year.
(F2) Represents  stock options  granted  under the  Company's  1995 Stock Option
     Plan.
(F3) All Other Compensation column consists only of Company contributions to the Company's Employee Retirement Plan and Trust and the Company's matching contribution to the 401(k) savings plan.
(F4) The 2002 bonus for Dr. Sammon pursuant to a pre-established bonus plan would have been $62,200. Dr. Sammon elected not to accept payment of this bonus.
(F5) The 2001 base salary for Dr. Sammon was established at $291,748, however, Dr. Sammon did not accept payment beyond $76,837. This limitation was, in part, in response to the Company's 2001 salary reduction program. Dr. Sammon's salary reduction was significantly greater than the 10% reduction mandated by the program. The portion of salary reduction that exceeded the amount mandated by the program was self-imposed by Dr. Sammon.

The policies and practices of the Corporation pursuant to which the compensation set forth in the Summary Compensation Table was paid or awarded is described under "Compensation Committee Report" set forth elsewhere in this Proxy Statement.


                    Options/SAR's Granted in Last Fiscal Year
                    -----------------------------------------

There were no stock options or stock appreciation rights ("SAR's") granted to Executive Officers during 2002.

         Aggregated Option Exercises in 2002 and Year-End Option Values
         --------------------------------------------------------------

The table which follows sets forth information concerning exercises of stock options during 2002 by each of the Executive Officers and the value of his unexercised options as of December 31, 2002 based on a fair market value of $6.90 per share of the Company's Common Stock on such date:


                                                                                   Value of Unexercised
                                                      Number of Unexercised           in-the-Money
                          Acquired     Value (F1)      Options at 12/31/02       Options at 12/31/02 (F2)
       Name              on Exercise   Realized    Exercisable   Unexercisable  Exercisable   Unexercisable
       ----              -----------   --------    -----------   -------------  -----------   -------------

Dr. John W. Sammon, Jr.    -----        -----        -----          -----          -----         -----

Charles A. Constantino     -----        -----        -----          -----          -----         -----

Gregory T. Cortese         -----        -----        242,750        101,250        $ 857,241     $ 388,547

J. Whitney Haney           -----        -----         10,000              0        $  14,625     $       0

Sangwoo Ahn                -----        -----         22,500              0        $  19,625     $       0

Ronald J. Casciano         -----        -----         44,400         36,000        $ 194,141     $ 146,587

Albert Lane, Jr.           -----        -----         23,818         68,182        $  85,323     $ 291,477

James A. Simms             -----        -----              0          9,000        $       0     $  38,925
__________________

(F1) The value realized equals the aggregate amount of the excess of the fair market value on the date of exercise (the average of the high and low prices of the Company's common stock as reported in the Wall Street Journal for the exercise date) over the relevant exercise price(s).

(F2) The value is calculated based on the aggregate amount of the excess of $6.90 (the fair market value of the Company's common stock on 12/31/02) over the relevant exercise price(s).


                          Compensation Committee Report

The Compensation Committee of the Board of Directors (the "Compensation Committee") performs annual reviews of the performance and contribution of the Company's executive officers against annual and long term commitments and objectives to determine the nature and extent of executive compensation actions. Decisions of the Compensation Committee relative to the compensation of employee Compensation Committee members (Dr. Sammon and Mr. Constantino) are subject to review and approval by a majority of the disinterested members of the Board.

General Compensation Policy

The Company seeks to attract, motivate, retain and reward the management talent essential to achieving its business objectives and maintaining its leadership position in the industry. Compensation for the Company's executive officers in 2002 was consistent with the fundamental principles of the executive compensation program, namely, that:

o Executive compensation must be tied to the Company's general performance and achievement of financial and strategic goals;

o Executive compensation opportunities should be competitive with those provided by other leading high technology companies of comparable size; and

o    Executive  compensation  should provide incentives that align the long-term
     financial  interests  of  the  Company's   executives  with  those  of  its
     shareholders.

The primary responsibility of the Company's Executive Officers and its Chief Executive Officer is to enhance shareholder value by balancing the requirements of long term growth objectives with the achievement of short term performance goals. Individual compensation awards are established based upon the contribution the executive has made to achieve the Company's short term strategic performance objectives as well as the anticipated contribution of that executive toward long term objectives.

Elements of Executive Compensation

To meet its policy objectives for executive compensation, the Company's executive compensation program consists of Base Salary, Bonuses and Stock Options.

Base Salary. The Compensation Committee reviewed and established the annual base salary of the Executive Officers for the fiscal year 2002. In setting annual base salaries, the Compensation Committee considered the salaries of relative executives in similar positions in the industry, the level and scope of responsibility,  experience  and  performance  of the  executive,  the financial performance of the Company; and other overall general economic factors. The Compensation Committee believes that the companies with whom the Company competes for compensation purposes are not necessarily the same companies with which shareholder cumulative returns are compared. The peer groups used in the Performance Graph below include the Standard & Poor's 500 Stock Index and those companies deemed most comparable to the Company's businesses for the purpose of measuring stock performance. In contrast, the salary information utilized by the Company and the Compensation Committee includes national third party survey information for salaries in the high technology group within the durable goods industry sector as reported in a nationally recognized report on executive compensation. An objective of the Compensation Committee is to administer the salary for each executive management position within a range with a midpoint near the average midpoint for comparable positions at companies of similar size, geographic area and lines of business. The Compensation Committee set base salaries for each executive based on its review of the third party salary data in conjunction with the individual performance of that executive, the performance of the organization over which the executive has responsibility, the performance of the Company and general economic conditions (with each factor being weighted as the Compensation Committee deemed appropriate).

Bonuses. All Executive Officers, including the Chief Executive Officer, are also given pre-established performance goals established for the respective business units under their control. The performance factors, minimum performance levels and weighting of the factors upon which these bonuses are based are established on an annual basis and are predicated on current business objectives. For 2002, the factors for all business units included profit before tax, revenue and collection cycle. Determination of the bonuses for employees overseeing the Company's restaurant business segment, ParTech, Inc., included the additional element of inventory turns.

Stock Options. In furtherance of the objective of providing long-term financial incentives that relate to improvement in long-term shareholder value, the Company awards stock options to its key employees (including Executive Officers) under the Company's 1995 Stock Option Plan ("Option Plan"). Stock options ("Options") granted under the Option Plan may be either Incentive Stock Options as defined by the Internal Revenue Code ("Incentive Stock Options") or Options which are not Incentive Stock Options ("Nonqualified Stock Options"). Upon review of recommendations from the Compensation Committee, the Stock Option
Committee determines the key employees of the Company and its subsidiaries who shall be granted Options, the type of Options to be granted, the terms of the grant and the number of shares to be subject thereto. Option grants become exercisable no less than six months after the grant and typically expire ten years after the date of the grant. Option grants are discretionary and are reflective of the value of the recipient's position as well as the current performance and continuing contribution of that individual to the Company.

CEO Compensation for Fiscal 2002

The Compensation Committee's recommendation to the Board for the 2002 compensation of the Chief Executive Officer was based on the policies and practices described above. Dr. Sammon's 2002 base salary was established after review of his performance and the comparative information from the third party salary survey. Dr. Sammon's base salary in 2002 was $296,291, slightly below the midpoint of the compensation peer group contained in the third party survey. This base salary reflected an increase of 1.6% of the salary established for Dr. Sammon for 2001.

In establishing Dr. Sammon's total compensation package, the Compensation Committee also considered the performance goals of the Company as a whole that it had pre-established for Dr. Sammon in connection with an incentive bonus including the Company's overall financial and operational performance. The Compensation Committee noted that in the specific areas of profit before tax, revenue, inventory turns and collection cycle, the Company had met the pre-established performance levels to the extent that would entitle the Chief Executive Officer to payment of a bonus in the amount of $62,200. Dr. Sammon, however, elected to decline this bonus.

Dr. Sammon, the Company's founder, became a shareholder before the Company became publicly-owned and has not, to date, been granted options under the Option Plan or any of the Company's previous stock option plans in view of his already existing substantial interest in maximizing the value of the Company's Common Stock. In addition, Dr. Sammon is currently Chairman of the Stock Option Committee and is considered a "disinterested person" and is not therefore eligible to receive stock option grants under the current Option Plan.

                                Compensation Committee

                                Sangwoo Ahn, Chairman
                                Dr. John W. Sammon, Jr.
                                Charles A. Constantino

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended (the "1933 Act") or the Securities Exchange Act of 1934 (the 1934 Act") that might incorporate by reference this Proxy Statement, in whole or in part, the Report of the Audit Committee found earlier in this Proxy Statement, the above Compensation Committee Report and the Performance Graph set forth below shall not be deemed to be incorporated by reference into any filing under the 1933 Act or the 1934 Act, except to the extent the Company specifically incorporates them by reference into a filing under the 1933 Act or the 1934 Act nor shall such Compensation Committee Report or Performance Graph be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission or subject to Regulation 14A or 14C under the 1934 Act or to the liabilities of
Section 18 of the 1934 Act, except to the extent that the Company specifically incorporates them by reference into a filing under the 1933 Act or the 1934 Act. As of the date of this Proxy Statement, the Company has made no such incorporation by reference or request.


                        Compensation Committee Interlocks
                            and Insider Participation

Dr. John W. Sammon, Jr., Chairman of the Board and President of the Company and Mr. Charles A. Constantino, Executive Vice President of the Company serve as members of the Compensation Committee and the Stock Option Committee.


                                PERFORMANCE GRAPH

The following performance graph compares the cumulative total shareholder return on the Company's Common Stock with the Standard & Poor's 500 Index and the common stock of a self constructed peer group made up of companies on an industry basis, which companies returns are weighted according to their respective market capitalizations at the beginning of each year for which the return is calculated. The graph is constructed on the assumption that $100 was invested in each of the Company's Common Stock, the S&P 500 Stock Index, and the peer group on December 31, 1997. The year-end values of each investment are based on share price appreciation and the reinvestment of dividends.


                           Cumulative Total Return ($)


                                12/97   12/98   12/99   12/00   12/01    12/02
                                -----   -----   -----   -----   -----    -----

PAR Technology Corporation       100      66      52       21      29       76

S&P 500                          100     129     156      141     125       97

Peer Group                       100      82     201       84      73       67



The  following  companies are included in the Company's  self  constructed  Peer
Group: Aspeon, Inc. (formerly known as Javelin Systems, Inc.), Micros Systems, Inc., PAR Technology Corporation, and Radiant Systems, Inc.

                                  OTHER MATTERS

Other than the foregoing, the Board of Directors knows of no matters that will be presented at the Annual Meeting for action by shareholders. However, if any other matters properly come before the Meeting, or any postponement or adjournment thereof, the persons acting by authorization of the proxies will vote thereon in accordance with their judgment.

                  SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

Shareholders may submit proposals on matters appropriate for shareholder action at the Company's annual meetings consistent with the regulations adopted by the SEC and the By-Laws of the Company. To be considered for inclusion in next year's Proxy Statement and form of proxy relating to the 2004 Annual Meeting, any shareholder proposals must be received at the Company's general offices no later than the close of business on December 23, 2003. If a matter of business is received by March 8, 2004, the Company may include it in the Proxy Statement and form of proxy and, if it does, it may use its discretionary authority to vote on the matter. For matters that are not received by March 8, 2004, the Company may use its discretionary voting authority when the matter is raised at the Annual Meeting, without inclusion of the matter in its Proxy Statement. Proposals should be addressed to Gregory T. Cortese, Secretary, PAR Technology Corporation, PAR Technology Park, 8383 Seneca Turnpike, New Hartford, New York 13413-4991. The Company recommends all such submissions be by Certified Mail - Return Receipt Requested.

                                           BY ORDER OF THE BOARD OF DIRECTORS



                                           /s/Gregory T. Cortese
                                           Secretary


April 30, 2003

                                REVOCABLE PROXY
                           PAR TECHNOLOGY CORPORATION


[X]  PLEASE MARK VOTES AS IN THIS EXAMPLE

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 22, 2003

          This proxy is solicited on behalf of the Board of Directors

The underdersigned shareholder of PAR TECHNOLOGY CORPORATION hereby appoints JOHN W. SAMMON, JR., CHARLES A. CONSTANTINO and SANGWOO AHN or any one of them, jointly or severally, proxies with full power of substitution, to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the 2003 Annual Meeting of Shareholders to be held on May 22, 2003 at 10:00 AM, Local Time, at the Wyndham Boston Hotel, 89 Broad Street, Boston, Massachusetts, and at any adjournment thereof, for the election of a Director and upon the proposal set forth and more particularly described in the accompanying Notice of Annual Meeting and Proxy Statement and upon such other matters that may properly come before the meeting. The undersigned hereby instructs said proxies to vote as follows:

1.   Nominees: Sangwoo Ahn and J. Whitney Haney

[ ]  For All The Nominees
[ ]  Withhold Authority For All
[ ]  For All Except

Instruction: To withhold authority to vote for any individual nominee, mark "FOR ALL EXCEPT" and write the name of the nominee on the line below.


______________________________________________


The Board of Directors recommends a vote FOR Item 1.

I plan to attend the Annual Meeting  [  ]

UNLESS OTHERWISE INSTRUCTED ABOVE, THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS SET FORTH ABOVE.

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line to: investor_relations@partech.com.

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